Exhibit 10.4

AUTO FINANCE CENTER OF AMERICA, INC

PROMISSORY NOTE    $63,536.00

DATE    May 11, 2007

On demand, the undersigned promises to pay to the order of Auto Finance Center of America, Inc. (“Company”) at its main office at 25221 Dequindre, Madison Heights, MI 48071, or any branch office, the sum of:

$63,536.00 (Sixty Three Thousand Five Hundred and Thirty-Six Dollars and no cents)

With interest charged at the rate of 12 percent per annum from May 11, 2007.

Company is hereby granted a lien for security of this Note on any and all other liabilities of the undersigned to Company howsoever created, arising, acquired of evidenced on all property of the undersigned at any time in possession of Company on all liabilities owing. At any time by Company to their undersigned, and on all accounts of the undersigned from time to time with Company, and the Company may apply any such accounts at any time on this note. Upon the placement of issuance of any levy, lien, Writ of Attachment, Writ of Garnishment, Writ of Execution process, against the undersigned or any of the property of the undersigned, this note shall become due and payable immediately unless the holder hereof shall otherwise elect.

All parties hereto severally Waive demand, presentment, Notice of Dishonor and protest of this Note and all defenses by reason of any extension of the time of its payment or by reason of the release or substitution of any collateral held as security herefor.

This Promissory Note is secured by a pledge of collateral pursuant to the Security Agreement and Continuing Guaranty dated June 30, 2005, as is further evidenced by those certain Trust Receipts #5-9-07-1 and #5-9-07-2, each dated as of even date herewith.

Keith Bullard’s Auto Liquidation Center, Inc.

By:	/s/ Keith Bullard
Keith Bullard
Vice President

Its: